Exhibit 10.22

EMPLOYMENT AGREEMENT

This Agreement dated as of February 2, 2011.

BETWEEN:

Heli-One American Support LLC incorporated pursuant to the laws of Delaware, having a head office in Fort Collins, Colorado

(“CHC”)

AND:

Michael O’Neill, [home address]

(“Executive”)

WHEREAS CHC wishes to employ the Executive in the position of Senior Vice-President, Legal of the CHC Helicopter group of companies which shall include CHC Helicopter SaRL and its direct and indirect subsidiaries (together, the “CHC Group”);

AND WHEREAS CHC and the Executive wish to provide for the following compensation to be paid to the Executive and other matters respecting his employment by CHC;

THEREFORE CHC and the Executive in consideration of the mutual covenants contained herein agree as follows:

1.	EMPLOYMENT

1.1 CHC acknowledges the Executive will be employed as Senior Vice-President, Legal of the CHC Group. The Executive shall report to the President and Chief Executive Officer and agrees to perform all duties and services commensurate with his position and as may be reasonably assigned or delegated to him from time to time. CHC agrees Executive may regularly perform his duties remotely from Maryland, provided such duties are performed effectively and to the reasonable satisfaction of CHC. Executive acknowledges and agrees that CHC may require Executive to perform Executive’s duties at other locations from time to time. If CHC relocates Executive to Vancouver on or before August 1, 2012, with Executive’s prior written consent, CHC will provide Executive with relocation assistance in accordance with its policies and practices for similarly situated executives.

1.2 The Executive agrees to devote his full working time and effort and attention to the business, operations and affairs of the CHC Group. The Executive will not join any boards or accept other external professional commitments without prior written approval of the 6922767 Holding (Cayman) Inc. Board of Directors (the “Board”), such approval not to be unreasonably withheld. The Board has provided advance written approval that the Executive may serve on the boards or have the other external personal commitments reflected on Schedule 1 hereto.

1.3 The Executive agrees that the employment created hereby may be with such affiliate of CHC as CHC may designate from time to time for the purpose of employing executives of CHC provided that CHC shall guaranty the performance of such affiliate of its obligations to the Executive.

1.4 CHC and the Executive shall use all commercially reasonable efforts to obtain the necessary Canadian visas and work permits required for the Executive to perform his duties hereunder in Canada from time to time and CHC shall reimburse the Executive for all reasonable expenses, including legal fees and administrative charges, incurred by the Executive in connection with obtaining such visas and/or work permits.

2.	TERM OF EMPLOYMENT

2.1 This Agreement shall be for an indefinite term commencing February 2, 2011 subject to the right of CHC or the Executive to terminate it in accordance with the provisions set out in paragraph 5 hereof.

3.	COMPENSATION

The Executive shall be paid the following compensation:

3.1 Base Salary. CHC shall pay the Executive a base salary (the “Base Salary”) of US$450,000.00 per annum. At the end of each fiscal year, CHC shall review the amount of the Executive’s Base Salary and shall maintain or increase such Base Salary for the following year to such amount as the President and Chief Executive Officer in consultation with the Compensation Committee of the Board may determine in its discretion. During the first year of Executive’s employment, CHC will review the amount of Executive’s Base Salary in connection with its mid-year review process and shall either (i) maintain such Base Salary or (ii) increase such Base Salary to such amount as the President and Chief Executive Officer in consultation with the Compensation Committee of the Board may determine in its discretion. Base Salary shall be payable in accordance with CHC’s normal payroll practices as in effect from time to time, but in no event less frequently than once each calendar month.

3.2 Vacation. The Executive shall be entitled to four (4) weeks vacation per annum. The vacation shall be taken at a time mutually convenient to CHC and the Executive and in accordance with CHC’s vacation policy.

3.3 Incentive Plans. The Executive shall be invited to participate in the Short Term Incentive Plan (STIP) and the Share Incentive Plan (collectively, the “Plans”) provided that eligibility to participate in the Plans is governed by the terms thereof.

3.4 Other Compensation Arrangements. The Executive shall be eligible to participate in other bonus, compensation and stock option arrangements as approved from time to time by the Board.

3.5 Automobile. CHC will provide the Executive with an automobile allowance of US$900 per month and shall pay all reasonable operating costs for the use of the vehicle.

3.6 Other Benefits. The Executive shall be invited to participate in all employee insurance and other benefit plans as may be provided by CHC to its executive employees which may include medical, dental, insurance and other plans as may be introduced, changed or terminated from time to time by CHC.

3.7 Pension Plan. The Executive will be eligible to participate in CHC’s designated defined contribution pension plan in accordance with the terms of that plan.

4.	EXPENSES

CHC shall promptly reimburse the Executive for:

4.1 All reasonable expenses paid or incurred by the Executive in connection with the performance of the Executive’s duties and responsibilities hereunder, including travel expenses to and from Millersville, Maryland, upon presentation of expense vouchers or other appropriate documentation.

4.2 All reasonable professional expenses, such as licenses and dues and professional educational expenses, paid or incurred by the Executive during the Term, upon presentation of appropriate documentation.

4.3 The costs of a personal computer, cellular telephone and fax machine for the Executive’s residence, including the monthly fees related to such devices.

5.	TERMINATION

This Agreement may be terminated by CHC or by the Executive in accordance with the terms of this paragraph.

5.1 Definitions. For the purpose of this paragraph the following terms shall have the following meaning:

(a)	“Cause” shall mean:

(i)	the Executive’s wilful and continued failure to substantially perform the duties and responsibilities of his position or otherwise fail to comply with any of the material provisions of this Agreement;

(ii)	an act of gross negligence on the part of the Executive in the performance of the duties and responsibilities of his position;

(iii)	the commission by the Executive of any activity constituting a material violation or breach under any federal, provincial or local law or regulation (excluding for greater certainty minor traffic violations);

(iv)	fraud, breach of fiduciary duty, dishonesty, misappropriation or other intentional material damage to the property or business of the CHC Group by the Executive; or

(v)	the Executive’s admission or conviction of, any offence that, in the judgment of the Board, adversely affects the CHC Group’s reputation or the Executive’s ability to carry out his responsibilities under this Agreement.

(b)	“Change in Control” means the occurrence of any of the following events:

(i)

a transaction or series of transactions as a result of which there is direct or indirect acquisition, by a “person” or “group” of persons (as such terms are used in Rule 13d-3 under the Securities Exchange Act of 1934 as now and hereafter amended), other than the person or group of persons (or their respective affiliates) who hold at least 50% of the voting securities of CHC

Helicopter SaRL on the effective date of this Agreement, acting jointly or in concert, of voting securities of CHC Helicopter SaRL that when taken together with any voting securities owned directly or indirectly by such person or group of persons at the time of the acquisition, constitute 50% or more of the outstanding voting securities of CHC Helicopter SaRL;

(ii)	the consummation of a merger, amalgamation, consolidation, reorganization or other business combination after which the present holders of voting securities of CHC Helicopter SaRL (or their respective affiliates) do not collectively own 50% or more of the voting securities of the entity surviving such merger, amalgamation, consolidation, reorganization or other business combination;

(iii)	there is a sale, transfer or other disposition of all or substantially all of the assets of CHC Helicopter SaRL; or

(iv)	there is a liquidation, dissolution or winding-up of CHC Helicopter SaRL,

but does not include any broad public offering of securities of CHC Helicopter SaRL or any transaction, including a dissolution or wind up whereby the assets of CHC Helicopter SaRL remain with an affiliate or subsidiary of CHC Helicopter SaRL, that may occur between CHC Helicopter SaRL, any affiliate or subsidiary of CHC Helicopter SaRL or, as applicable, any person associated with CHC Helicopter SaRL or any affiliate or subsidiary of CHC Helicopter SaRL, which, but for such relationship the transaction would otherwise constitute a Change of Control hereunder.

(c)	“Change in Control Period” shall mean a date that is within one hundred and eighty (180) days after the consummation of a Change in Control.

(d)	“Good Reason” shall mean:

(i)	the Executive’s position is changed to one of lesser stature than that of Senior Vice President, Legal of the CHC Group, so that Executive no longer reports to the President and Chief Executive Officer, without Executive’s prior written consent;

(ii)	the Executive is required to perform duties inconsistent with his position or duties hereunder which result in a material reduction in the nature or scope of the powers, authority, functions, or duties of the Executive, without Executive’s prior written consent;

(iii)	a material decrease in the Executive’s compensation under this Agreement or a failure by CHC to pay any material amounts due to the Executive hereunder or otherwise comply with any of the material provisions of this Agreement, in each instance without Executive’s prior written consent. or

(iv)	the Executive is required to perform his principal duties primarily from a location other than his Maryland residence as contemplated by paragraph 1.1, without Executive’s prior written consent, provided Executive is performing such principal duties effectively and to CHC’s reasonable satisfaction.

(e)	“Notice of Termination” shall mean a written notice which indicates the specific termination provision in this Agreement relied upon and specifies the proposed termination date. In addition, if the termination is by CHC for Cause or by the Executive for Good Reason, to constitute a Notice of Termination, the notice must set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. No purported termination of Executive’s employment, whether by CHC or the Executive, shall be effective without a Notice of Termination.

(f)	“Permanent Disability” shall mean a physical or mental disability such that the Executive is substantially unable to perform those duties that the Executive would otherwise be expected to perform and the non-performance of such duties has continued for any one hundred and twenty (120) consecutive days or one hundred and eighty (180) non-consecutive days in any twelve (12) consecutive months.

5.2 Termination for Cause

The Executive’s employment under this Agreement may be terminated by CHC for Cause by giving the Executive Notice of Termination. The Executive shall have ten (10) business days after such Notice of Termination is received to cure such conduct, to the extent cure is possible. Notwithstanding the foregoing, CHC may not terminate the Executive’s employment for Cause unless the Executive is provided with written notice and the opportunity to address a special meeting called by the Board to consider the termination of the Executive’s employment and the termination is approved by the Board at such meeting. The Executive shall be provided with written notice of this meeting no less than five (5) days prior. If the Executive’s employment is terminated by CHC for Cause, CHC shall pay to the Executive all amounts properly due and owing up to the date of termination and shall have no further compensation obligations to the Executive under this Agreement.

5.3 Termination for Death or Disability

The Executive’s employment under this Agreement will be terminated upon the death of the Executive or upon the Executive becoming permanently disabled. While CHC will attempt to accommodate any Permanent Disability suffered by the Executive, CHC and the Executive recognize it is a fundamental term of this Agreement that the Executive be able to attend actively at work in British Columbia (or future locations of a CHC head office), subject to the provisions of 5.1(d)(iv), and frequently to travel globally. The Executive acknowledges and agrees that, given the nature of CHC’s business and the critical importance of the Executive’s position in the operations of CHC, it would constitute an unreasonable accommodation on the part of CHC to operate without the services of the Executive for more than one hundred and twenty (120) consecutive days or for more than one hundred and eighty (180) non-consecutive days in any twelve (12) consecutive months. Further, the Executive acknowledges that it would be impractical for CHC to hire a replacement for the Executive, unless the replacement is hired on a permanent basis. In the event that the Executive’s employment is terminated as a result of death or Permanent Disability, CHC shall pay to the Executive or to the Executive’s estate the amounts set out in paragraph 5.4(a) of this Agreement, subject to the requirements of paragraph 5.4(b) and the terms of paragraph 10.3 of this Agreement, in the manner set out therein.

5.4 Termination by CHC other than for Cause

(a)	CHC may terminate the employment of the Executive on written notice to the Executive and upon such termination shall provide to the Executive:

(i)	Base Salary accrued to the date of termination;

(ii)	A lump sum amount to reflect the bonus the Executive would have earned under the STIP in the year of termination pro-rated according to the number of days in the year prior to the termination date, divided by 365. Any pro-rated bonus shall be based on the average bonus earned by the Executive under the STIP in each of the two years immediately preceding the year in which the termination occurred. In the event the Executive is terminated prior to completing two years of service, the pro-rated bonus shall be calculated based on the prior year bonus under the STIP and in the event the Executive is terminated prior to completing one year of service, the pro-rated bonus shall be based on the target bonus under the STIP for the uncompleted year of service

(iii)	Any expense amounts properly accruing to the Executive pursuant to paragraph 4 or otherwise reimbursable to the Executive under this Agreement;

(iv)	In addition to the above, the Executive shall be entitled to:

(1)	a lump sum amount equal to twelve (12) months of the Executive’s then Base Salary;

(2)	subject to the terms and conditions of the applicable benefit plan, the continuation of the CHC-sponsored group medical and insurance benefits in which the Executive was participating as of the date of termination, if any, for a period of twelve (12) months.

(b)	The Executive understands and agrees that prior to receiving the payments noted in paragraphs 5.4(a) Executive will sign a separation agreement containing CHC’s standard provisions, including but not limited to an affirmation of Executive’s compliance with paragraphs 7, 8, and 9, an affirmation of Executive’s intent to comply with the paragraphs 7, 8, and 9 going forward, and a general release in a form reasonably satisfactory to CHC and to the Executive. Executive further understands and agrees that Executive’s entitlement to receive the payments noted in paragraph 5.4(a)(ii) and (iv) is subject to the terms of paragraph 10.3. In any event, the general release shall not release the obligation to make such payments or any obligations which under the terms of paragraph 22 below are to survive.

5.5 Termination on a Change of Control or Good Reason

(a)	During the Change of Control Period, if the Executive’s employment with CHC is terminated, other than for Cause, CHC will, immediately upon termination of employment, pay to the Executive the amount of payments and benefits set out in paragraph 5.4 (a), subject to the requirements of paragraph 5.4(b) and the terms of paragraph 10.3 of this Agreement.

(b)	Upon the occurrence of a Good Reason event, at the Executive’s election, of which the Executive shall advise CHC, by providing a Termination Notice within ninety (90) days of the event, and provided that the event described herein has not been remedied by CHC within thirty (30) days of receiving the said Termination Notice, the Executive’s employment under this Agreement shall be deemed to have been terminated by CHC and CHC will, immediately upon termination of employment, pay to the Executive the amount of payments and benefits set out in paragraph 5.4(a), subject to the requirements of paragraph 5.4(b) and the terms of paragraph 10.3, of this Agreement.

5.6 Resignation by the Executive

The Executive shall have the right to terminate his employment under this Agreement for reasons other than Good Reason upon giving CHC at least three (3) months prior written notice of resignation. CHC may, at its option, waive such notice and if it does so, the Executive shall be deemed to have resigned as of the date CHC waives such notice. If the Executive’s employment is terminated under this paragraph 5.6, CHC shall pay to the Executive all amounts properly arising up to the date of termination and shall have no further compensation obligations to the Executive under this Agreement.

5.7 No Further Payments

The Executive acknowledges and agrees that unless otherwise expressly agreed in writing between the Executive and CHC, the Executive shall not be entitled, by reason of the Executive’s employment with CHC or by reason of any termination of such employment, howsoever arising, to any remuneration, compensation or other benefits other than those expressly provided for or referenced in this Agreement.

6.	INDEMNIFICATION

The Executive shall be indemnified and held harmless by CHC against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him, (other than by reason of the Executive’s dishonesty, wilful default or fraud), in or about the conduct of the business or affairs of the CHC Group (including as a result of any mistake of judgement) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning the CHC Group or its affairs in any court whether in Canada, the United States of America or elsewhere. Notwithstanding the foregoing, if the Executive’s employment has been terminated for Cause, and such event constituting Cause is directly related to the Executive’s need for indemnification, CHC shall have no obligation whatsoever to indemnify the Executive for any claim arising out of such event constituting Cause.

7.	CONFIDENTIAL INFORMATION

7.1 The Executive acknowledges that, by reason of the Executive’s employment with CHC, the Executive will have access to Confidential Information, as hereinafter defined, of CHC, that CHC has spent time, effort and money to develop and acquire. For the purposes of this paragraph, any reference to “CHC” shall mean CHC and its affiliates and subsidiaries. The term “Confidential Information” as used in this Agreement means all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof) whether prepared, conceived or developed by an employee or agent of CHC (including the Executive) or received by CHC from an outside source which is maintained in confidence by CHC or the outside source who provided the information in question. Without limiting the generality of the foregoing, Confidential Information includes information of CHC pertaining to:

(a)

any ideas, improvements, know-how, research, inventions, innovations, products, services, sales, processes, methods, machines, procedures, tests, treatments, developments, technical data, designs, devices, patterns, concepts, computer programs or software, records, data, training or service manuals, plans for new or revised services or products or other plans, items or strategy methods on compilation of information, or works in process, or any inventions or parts thereof, and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible form) that relate to the business or affairs of CHC or that result from its marketing, research and/or development activities;

(b)	the identities of clients and potential clients, customers and potential customers (collectively, “Customers”); the identities of contact persons at Customers; the preferences and needs of Customers; customer contact persons; information regarding sales terms, service plans, methods, practices, strategies, forecasts, know-how, and other marketing techniques; the identities of key accounts, potential key accounts; the identities of suppliers and contractors, and all information about those supplier and contractor relationships such as contact person(s), pricing and other terms;

(c)	any information relating to the relationship of CHC with any personnel, suppliers, principals, investors, contacts or prospects of CHC and any information relating to the requirements, specifications, proposals, orders, contracts or transactions of or with any such persons;

(d)	any marketing material, plan or survey, business plan, opportunity or strategy, development plan or specification or business proposal;

(e)	financial information, including CHC’s costs, financing or debt arrangements, income, profits, salaries or wages; and

(f)	any information relating to the present or proposed business of CHC.

7.2 The Executive acknowledges that the Confidential Information is a valuable and unique asset of CHC and that the Confidential Information is and will remain the exclusive property of CHC.

7.3 The Executive agrees to maintain securely and hold in strict confidence all Confidential Information received, acquired or developed by the Executive or disclosed to the Executive as a result of or in connection with the Executive’s association with CHC. The Executive agrees that, both during the term of this Agreement and after the termination of the Executive’s employment with CHC, the Executive will not, directly or indirectly, divulge, communicate, use, copy or disclose or permit others to use, copy or disclose, any Confidential Information to any person, except as such disclosure or use is required to perform the Executive’s duties hereunder. The obligation of confidentiality imposed by this Agreement shall not apply to information that appears in issued patents or printed publications, that otherwise becomes generally known in the industry through no act of the Executive in breach of this Agreement, or that is required to be disclosed by court order or applicable law.

7.4 The Executive understands that CHC has from time to time in its possession information belonging to third parties or which is claimed by third parties to be confidential or proprietary and which CHC has agreed to keep confidential. The Executive agrees that all such information shall be Confidential Information for the purposes of this Agreement.

7.5 For purposes of the copyright laws of the United States of America, to the extent, if any, that such laws are applicable to any Confidential Information, it shall be considered a work made for hire and CHC shall be considered the author thereof.

7.6 The Executive agrees that documents, copies, records and other property or materials made or received by the Executive that pertain to the business and affairs of CHC, including all

Confidential Information which is in the Executive’s possession or under the Executive’s control are the property of CHC and that the Executive will return same and any copies of same to CHC immediately upon termination of this Agreement or at any time upon the request of CHC.

7.7 Notwithstanding the foregoing terms of this paragraph 7, the Executive shall be permitted to retain copies of this Agreement, and any documentation related to this compensation, benefits and equity rights arising under or contemplated by this Agreement.

8.	DISCLOSURE OF DISCOVERIES, IDEAS AND INVENTIONS

8.1 Any new technology, knowledge or information developed by the Executive related to the business of CHC during the term of this Agreement shall be the exclusive property of CHC to the extent that such technology, knowledge or information is owned by the Executive.

8.2 The Executive acknowledges that all Confidential Information (as defined above) and all other discoveries, know-how, inventions, ideas, concepts, processes, products, protocols, treatments, methods, tests and improvements, computer programs, or parts thereof, conceived, developed, reduced to practice or otherwise made by him either alone or with others, during the course of his employment with CHC pursuant to this Agreement or any previous employment agreements or arrangements between the Executive and CHC, whether or not conceived, developed, reduced to practice or made during the Executive’s regular working hours or on the premises of CHC (collectively “Inventions”), and any and all services and products which embody, emulate or employ any such Inventions will be the sole property of CHC and all copyrights, patents, patent rights, trademarks, service marks and reproduction rights to, and other proprietary rights in, each such Invention, whether or not patentable or copyrightable, will belong exclusively to CHC. For purposes of the copyright laws of the United States of America, to the extent, if any, that such laws are applicable to any such Invention or any such service or product, it will be considered a work made for hire and CHC will be considered the author thereof.

8.3 The Executive shall disclose promptly to CHC, its successors or assigns, any Inventions.

8.4 The Executive hereby assigns and agrees to assign all his rights, title and interest in the Inventions, to CHC or its nominee.

8.5 Whenever requested to do so by CHC, the Executive shall execute any and all applications, assignments or other instruments which CHC shall deem necessary to apply for and obtain patents or copyrights of Canada, the United States or any foreign country or to otherwise protect CHC’s interest in the Inventions and shall assist CHC in every proper way (entirely at CHC’s expense, including reimbursement to the Executive for all expense and loss of income) to obtain such patents and copyrights and to enforce them.

8.6 The Executive hereby waives for the benefit of CHC and its successors and assigns any and all moral rights in respect of any Inventions.

9.	NON-COMPETITION

9.1 The Executive recognizes and understands that in performing the duties and responsibilities of his employment as provided in this Agreement, he will occupy a position of high fiduciary trust and confidence, pursuant to which he will be associated with CHC’s goodwill and will develop and acquire wide experience and knowledge with respect to all aspects of CHC’s Global helicopter services and other businesses carried on by CHC and its affiliates and the manner in which such businesses are conducted. It is the express intent and agreement of the Executive and CHC that such knowledge shall not be used in any manner which would be detrimental to the business interests of CHC and such affiliates whether during the currency of his employment by CHC or at any time following the termination of his employment with CHC. The Executive covenants and agrees with CHC that the Executive will not, without the prior written consent of CHC, at any time within a period of twelve (12) months following the termination of the Executive’s employment for any reason and by either party, either individually or in partnership or in conjunction with any person, whether as principal, agent, shareholder, director, officer, employee, investor, or in any other capacity whatsoever perform duties for any person or entity managing, carrying on, or engaged in a business of supplying global, national or local helicopter (including helicopter maintenance) services (a “Competitor”) that: (a) are substantially similar to the duties Executive performed for CHC or any of its affiliated companies; (b) involve the management, control, or overall operation of a Competitor; (c) involve the sale, marketing, promotion, or provision of products or services competitive with the products or services of CHC or any of its affiliated companies for which Executive performed any duties or with respect to which Executive had confidential information; (d) would be substantially likely to require Executive to draw on Executive’s knowledge of Confidential Information; or (e) would be substantially likely to result in Executive using Executive’s association with the goodwill of CHC or its affiliates to the disadvantage of CHC or its affiliates. Executive acknowledges and agrees that CHC and its affiliates do business and compete globally and that the nature of Executive’s position will require Executive to perform duties at a global level and to have confidential information regarding the operations of CHC and its affiliates at a global level. Nevertheless, the restriction in this paragraph on Executive’s ability to perform duties for a Competitor shall only apply in the United States, the United Kingdom, Norway, Australia, Brazil, and Canada.

9.2 The Executive shall not, for a period of twelve (12) months after the termination of employment for any reason, without the prior written consent of CHC, for his account or jointly with another, either directly or indirectly, for or on behalf of himself or any individual, partnership, corporation or other legal entity, as principal, agent, employee or otherwise, solicit, influence, entice or induce, attempt to solicit, influence, entice or induce:

(a)	any person who is employed by CHC or any affiliated company to leave such employment; or

(b)	any person, firm or corporation whatsoever, who or which (i) has at any time in the last two (2) years of the Executive’s employment with CHC or any predecessor of CHC, been a customer of CHC, an affiliate company, or of any of their respective predecessors, and (ii) with whom or which Executive had any dealings on behalf of CHC or any affiliated entity or about who or which Executive had any confidential information to enter into business with a Competitor or to reduce or diminish its relationship with CHC in any way; provided, however, that this subsection shall not prohibit the Executive from soliciting business from any such customer if the business is in no way similar to the business carried on by CHC, an affiliated company, any of their respective predecessors, subsidiaries or associates to cease its relationship with CHC or any affiliated company.

9.3 To the extent necessary, this paragraph 9 shall be construed and modified to comply with any applicable rule of ethics or attorney conduct regarding the restriction of the practice of law by a licensed attorney.

10.	INJUNCTIVE RELIEF

10.1 The Executive understands and agrees that the CHC has a material interest in preserving the relationships it has developed with its customers against impairment by competitive activities of a former employee. Accordingly, the Executive agrees that the restrictions and covenants contained in paragraphs, and are reasonably required for the protection of the CHC and its goodwill and that his agreement to same by his execution of this Agreement are of the essence to this Agreement and constitute a material inducement to the company to enter into this Agreement and to employ the Executive, and that the CHC would not enter into this Agreement absent such an inducement.

10.2 The parties recognize that a breach by the Executive of any of the covenants herein contained would result in damages to CHC and that CHC could not adequately be compensated for such damages by monetary award. Accordingly, the Executive agrees that in the event of any such breach, in addition to all other remedies available to CHC at law or in equity, CHC shall be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement.

10.3 The parties agree Executive’s compliance with paragraph 7, 8, and 9 are a precondition to Executive’s receipt of the payments described in paragraph 5.4(a)(ii) and (iv). The parties further agree Executive’s affirmations with respect to Executive’s past compliance with and future intent to comply with paragraphs 7, 8, and 9 are a material inducement to CHC to make the payments described in paragraph 5.4(a)(ii) and (iv), and that CHC would not make those payments in the absence of those affirmations. The parties further agree that a material breach by the Executive of any of the covenants contained in paragraphs 7, 8 or 9 will nullify and make void any obligation that CHC has to make the payments referred to in paragraph 5.4(a)(ii) and (iv). and where such payments have already been made, the Executive agrees to reimburse CHC the amount paid. Where the Executive fails to reimburse CHC, the amount paid to the Executive shall be a debt due and owing from the Executive to CHC. In any event, Executive and CHC acknowledge and agree that the terms of this paragraph shall in no way limit the remedies otherwise available to the Company for a breach of the terms of paragraphs 7, 8, or 9.

10.4 The parties agree that all restrictions in paragraphs 7, 8, and 9 of this Agreement are necessary and fundamental to the protection of the business of CHC and are reasonable and valid, and all defences to the strict enforcement thereof by CHC are hereby waived by the Executive.

11.	REPRESENTATION AND WARRANTY OF THE EXECUTIVE

The Executive represents and warrants that he is not under any obligation, contractual or otherwise, to any other firm or corporation, which would prevent his entry into the employ of CHC or his performance of the terms of this Agreement. CHC hereby acknowledges that the obligations of the Executive arising out of his prior employment which have been disclosed to CHC in writing prior to the date hereof do not violate the foregoing representation and warranty.

12.	ENTIRE AGREEMENT; AMENDMENT

12.1 This Agreement contains the entire agreement between CHC and the Executive with respect to the subject matter hereof, and may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by the parties hereto.

12.2 The Executive acknowledges and agrees that this Agreement replaces and supercedes any previous employment agreement with CHC.

13.	ASSIGNABILITY

The services of the Executive hereunder are personal in nature, and neither this Agreement nor the rights or obligations of CHC hereunder may be assigned by CHC, whether by operation of law or otherwise, without the Executive’s prior written consent. This Agreement shall be binding upon, and inure to the benefit of, CHC and their permitted successors and assigns hereunder. This Agreement shall not be assignable by the Executive, but shall inure to the benefit of the Executive’s heirs, executors, administrators and legal representatives.

14.	NOTICE

Any notice that may be given hereunder shall be in writing and be deemed given when hand delivered and acknowledged or, if mailed, one day after mailing by registered or certified mail, return receipt requested, or if delivered by an overnight delivery service, one (1) day after the notice is delivered to such service, to either party hereto at their respective addresses stated above, or at such other address as either party may by similar notice designate.

15.	NO THIRD PARTY BENEFICIARIES

Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties (and the Executive’s heirs, executors, administrators and legal representatives and the permitted transferees of the Options) any rights or remedies of any nature under or by reason of this Agreement.

16.	SUCCESSOR LIABILITY

CHC shall require any subsequent successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business assets of CHC to assume expressly and agree to perform this Agreement in the same manner and to the same extent that CHC would be required to perform it if no such succession had taken place.

17.	MITIGATION

The Executive shall not be required to mitigate the amount of the payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer or by retirement benefits payable after the termination of this Agreement, except that CHC shall not be required to provide the Executive and his eligible dependents with medical insurance coverage as long as the Executive and his eligible dependents are eligible to receive comparable medical insurance coverage from another employer.

18.	WAIVER OF BREACH

The failure at any time to enforce or exercise any right under any of the provisions of this Agreement or to require at any time performance by the other parties of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or nay part hereof, or the right of any party hereafter to enforce or exercise its rights under each and every provision in accordance with the terms of this Agreement.

19.	NO ATTACHMENT

Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this paragraph 19 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or his estate and their assigning any rights hereunder to the person or persons entitled thereto.

20.	ARBITRATION

Executive and CHC agree that any and all disputes between them, including but not limited to any and all disputes arising out of or relating to this Agreement, Executive’s employment, the termination of Executive’s employment, or the application or interpretation of any part of this Agreement, including but not limited to this paragraph, shall be settled by binding arbitration in Houston, Texas, administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, and that judgment upon the award rendered by the arbitrator(s) may be entered in any court with jurisdiction. Notwithstanding any of the foregoing, any other provision of this Agreement, or any provision of any other agreement:

(a)	A court of competent jurisdiction shall have the power to maintain the status quo pending the arbitration of any dispute, and neither this paragraph nor any other agreement shall require the arbitration of an application for emergency or temporary injunctive relief by either party pending arbitration; provided, however, that the remainder of any such dispute beyond the resolution of any application for emergency and any application for temporary injunctive relief, if such applications are made, shall be subject to arbitration;

(b)	This paragraph 20 shall not require the arbitration of: (i) claims by Employee for workers’ compensation or unemployment insurance (an exclusive government-created remedy exists for these claims); or (ii) claims which even in the absence of the Agreement could not have been litigated in court or before any administrative proceeding under applicable federal, state or local law.

21.	SEVERABILITY

The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision, or any part thereof, but this Agreement shall be construed as if such invalid or unenforceable term, phrase, clause, paragraph, restriction, covenant, agreement or other provision had never been contained herein unless the deletion of such term, phrase, clause, paragraph, restriction, covenant, agreement or other provision would result in such a material change as to cause the covenants and agreements contained herein to be unreasonable or would materially and adversely frustrate the objectives of the parties as expressed in this Agreement.

22.	SURVIVAL

The obligations set out in paragraph 3, 4, and 5 of this Agreement shall survive the termination of this Agreement and shall remain binding upon CHC until such time as such benefits are paid in full to the Executive or his estate. The obligations set out in paragraphs 6, 7, 8 and 10 of this Agreement shall survive indefinitely and the obligations set out in paragraph 9 shall survive for twelve (12) months following termination of the Executive’s employment under this Agreement.

23.	CONSTRUCTION

Except as otherwise provided in paragraph 25, this Agreement shall be governed by and construed in accordance with the laws of Texas and the laws of the United States applicable, without giving effect to principles of conflict of laws. All headings in this Agreement have been inserted solely for convenience of reference only, are not to be considered a part of this Agreement and shall not affect the interpretation of any of the provisions of this Agreement.

24.	COMPLIANCE WITH 409A

To the extent applicable, it is intended that this Agreement (including all amendments thereto) comply with the provisions of Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”), so that the income inclusion provision of Section 409A (a)(1) of the Code do not apply to Executive. This Agreement shall be interpreted and administered in a manner consistent with this intent.

25.	INDEPENDENT LEGAL ADVICE

The Executive agrees that the contents, terms and affect of this Agreement have been explained to him by a lawyer and are fully understood or that the Executive has waived his right to seek legal advice but fully understands and accepts the contents, terms and affect of this Agreement.

26.	COUNTERPARTS

This Agreement may be executed in one or more counterparts in pdf. format or otherwise, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Michael O’Neill	Witness

Heli-One American Support LLC

Authorized Signatory